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                                                                    Exhibit 10.1


February 25, 2004



Mr. Wendel Barr
[address intentionally left blank]


     RE:  AMENDMENT NO. 1 TO EMPLOYMENT LETTER
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Dear Wendel:

I am pleased to provide you with the following additional benefits. This letter will constitute Amendment No. 1 to the Employment Letter dated February 27, 2003 (the "Employment Letter") and will amend the Employment Letter as follows (any capitalized terms used herein shall have the meanings set forth in the Employment Letter):

1. A supplemental executive retirement plan (as amended, modified or adopted from time to time, the "SERP") has been adopted for the senior executives of Covance in which you will participate. The SERP is a non-qualified, unfunded retirement plan. A copy of the plan will be available upon request.

2. The section entitled "Change of Control" in the Employment Letter shall be deleted and the following section shall be inserted in place thereof:

SEVERANCE

Except as provided below under the paragraph headed "CHANGE-OF-CONTROL", should you be involuntarily terminated for reasons other than for Cause, the Company shall pay you the following:

     (i) an amount equal to the sum of (a) one year of base salary (payable on the normal payroll cycle) determined at the time of termination and (b) one year of the annual incentive bonus (payable on the normal bonus cycle) in an amount equal for such year to the product of your base salary in effect at termination and 70% (the sum of (a) and (b) being, collectively, the "Termination Payments");

     (ii) during the period between the first anniversary of the date of the involuntary termination of your employment with the Company for reasons other than Cause and the second anniversary of such event, your base salary (payable on the normal payroll cycle) with the Company determined at the time of such involuntary termination in the event that, after reasonable efforts by you, you have been unable to obtain a suitable alternative vocation, as determined by Company's Chief Executive Officer in his sole discretion;

     (iii) your financial counseling and automobile allowance for the one year period starting on the date of your involuntary termination from the Company for reasons other than Cause and the first anniversary of the date of such event on the terms and conditions of the Section of the Letter Agreement entitled "AUTO AND FINANCIAL COUNSELING ALLOWANCE"; and

     (iv) you shall be entitled to make the COBRA election for continued medical and dental health insurance benefits for you and your eligible dependents, subject to the terms and conditions of the applicable policies and all COBRA requirements, for up to 18 months after the date of your termination of employment. In the event you elect COBRA continuation, and such termination was involuntary for reasons other than Cause, the Company shall pay you an amount equal to the monthly premium for such coverage, less usual withholding taxes and other customary withholdings, from the date of such involuntary termination for reasons other than Cause until the date that is the later of (x) the first anniversary of such involuntary termination and (y) the date you have obtained a suitable

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alternative vocation, as determined in accordance with Section (ii) above (such period, not to exceed 18 months after the date of your involuntary termination from the Company for reasons other than Cause, being the "Health Continuation Period"). For the remainder of such 18 month period, if applicable, you shall be responsible for such costs. If you have not found a suitable alternative vocation, as determined in accordance with Section (ii) above on or prior to the date that is 18 months after your involuntary termination from the Company for reasons other than Cause, then the Company shall continue paying to you the foregoing premium payments until the earlier of (I) the date you find a suitable alternative vocation, as determined in accordance with Section (ii) above and
(II) the date that is the second anniversary of your involuntary termination from the Company for reasons other than Cause. Such payments will be made to you in equal installments on the dates during the Health Continuation Period, or such later period, as applicable, that Covance makes its regular payroll payments. In the event you were terminated for Cause and the COBRA election is still available to you under applicable law, and you so elect the COBRA continuation, you shall be responsible for all health benefit premium costs. Life insurance coverage will continue, at the Company's expense, for the period during which the Company pays the premiums for health coverage provided above.

Notwithstanding anything in this SEVERANCE section to the contrary, you agree that if you obtain or are provided with medical, dental and life insurance from a new employment position which provides comparable coverage and benefits to that provided by the Company under the respective Company benefit plans and at an equivalent or lesser expense (both deductible and direct) to you, then you shall promptly notify the Company which of such insurance benefits is then being provided to you and the Company shall cease providing such coverage or discontinue paying the premiums for such insurance, as applicable. You agree to promptly update the Vice President - Human Resources of the Company of any change in your employment or benefits coverage status during any period you are receiving benefits hereunder.

Please refer to that certain Confidentiality and Non-Competition Agreement between you and the Company (the "Non-Competition Agreement"). You agree that any of the severance payments under Section (i) or (ii) above shall constitute the payment of your base salary under Section 4(a)(ii) of the Non-Competition Agreement.

"CAUSE" shall mean (i) your convictions of a felony or a misdemeanor if such misdemeanor involves moral turpitude; (ii) your committing any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of Covance or its affiliates, including, any actions which constitute sexual harassment under applicable laws, rules or regulations;
(iii) your failure to perform your duties assigned for a period of thirty (30) or more days unless such failure is caused by an Extended Disability; or (iv) misappropriation of assets, personal dishonesty or intentional misrepresentation of facts which may cause Covance or its affiliates financial or reputational harm.

Should your employment be terminated by Covance because of an Extended Disability (as defined below), and not for any other reason that constitutes Cause, for 180 consecutive days where you have not returned to your duties on a full-time basis after the expiration of such 180 day period within 30 days after written notice of termination is given to you, Covance shall pay to you an amount equal to the sum of (a) two years base salary (payable on the normal payroll cycle) determined at the time of termination, and (b) two years of the annual incentive bonus (payable on the normal bonus cycles) in an amount equal for each such year to the product of your base salary in effect at termination and 70% (the sum of (a) and (b) being, collectively, the "Extended Disability Payments").

EXTENDED DISABILITY shall (i) mean you are unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of your position, or (ii) have the meaning specified in any disability insurance policy maintained by Covance, whichever is more favorable to you.

Except as may be otherwise provided in applicable Covance compensation and benefit plans, Covance shall not be liable for any salary or benefit payments to you beyond the date of your voluntary termination of employment with Covance. In the event of a termination of employment for Cause or Extended Disability, you shall not be entitled to

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any compensation or other benefits not already earned and owing to you on account of your services on the date of such termination of employment except as provided above with respect to a termination for Extended Disability. The provision of any benefits pursuant to this Agreement shall be in lieu of, and not in addition to, any payment or benefits you otherwise would have been entitled to pursuant to any severance pay plan of Company, including, without limitation, that certain Amended and Restated Severance Pay Plan.

CHANGE-OF-CONTROL

In the event of an Event of Termination (as defined below), you will be entitled to a lump sum payment equal to the sum of (1) the product of (a) 3 and (b) your base annual salary in effect at the time of the Event of Termination and (2) the product of (a) 3 and (b) number that is 70% of your base annual salary in effect at the time of the Event of Termination. Such payment will be made within 60 days of the Event of Termination. In addition to, and as a result of, the foregoing (i) all of your stock options, restricted stock, deferred compensation and similar benefits which have not become vested on the date of an Event of Termination shall become vested upon such event and (ii) you shall be entitled to receive any payments calculated pursuant to the paragraph headed "CERTAIN ADDITIONAL PAYMENTS BY COVANCE".

For the purposes of this Agreement, an Event of Termination is defined to be a termination of your employment by Covance (for reasons other than Cause) or a Constructive Termination (as defined below) of your employment, in each case within 24 months following a Change-of-Control (as defined below), or your voluntary termination of your employment for any reason or no reason during the one-month period commencing twelve months following a Change-of-Control and ending thirteen months after such Change-of-Control (a "Voluntary Termination"); PROVIDED, HOWEVER, that a Voluntary Termination shall not be an Event of Termination if it arises from a Change-of-Control pursuant to clause (iv) under the definition of Change-of-Control unless the tender offer or exchange offer is a tender or exchange offer for securities representing 20% or more of the combined voting power of Covance's then outstanding securities.

For purposes of this Agreement, a Change-of-Control is defined to occur when:

     (i) any person (including as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Covance's securities representing 20% or more of the combined voting power of Covance's then outstanding securities; or

     (ii) as a result of a proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate), a majority of the individuals elected to serve on Covance's Board of Directors are different than the individuals who served on Covance's Board of Directors at any time within the two years prior to such proxy contest or contests or other forms of contested shareholder votes (in each case either individually or in the aggregate); or

     (iii) Covance shareholders approve a merger, or consolidation (where in each case Covance is not the survivor thereof), or sale or disposition of all or substantially all of Covance's assets or a plan or partial or complete liquidation; or

     (iv) an offeror (other than Covance) purchases shares of Covance common stock pursuant to a tender or exchange offer for such shares.

For purposes of this Agreement, a Constructive Termination is defined to be:

     (i) a material breach by Covance of this Agreement, including, without limitation, a reduction in your then current salary or the percentage of base salary eligible for incentive compensation;

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     (ii) a diminution of your responsibilities, status, title or duties hereunder;

     (iii) a relocation of your work place which increases the distance between your principal residence and your work place by more than 25 miles;

     (iv) a failure by Covance to provide you with benefits which are as favorable to you in all material respects as those provided immediately prior to the Change-of- Control; or

     (v) the failure of any acquiror or successor in interest to the business of Covance to agree in writing to be bound by the terms of this Agreement within four months of any Change-of-Control.

In the event you are involved in any dispute about your rights under this Agreement arising on or after a Change-of-Control, Covance shall pay all legal costs and fees incurred by you in connection with such dispute promptly upon receipt of any invoice relating thereto.

With respect to an Event of Termination, the benefits set forth under the paragraph headed AUTO AND FINANCIAL COUNSELING ALLOWANCE and medical, dental, disability and life insurance will be continued, to the extent they are not otherwise prohibited under the respective plans, until you find other employment but not longer than three years from the date of the Event of Termination.

3. The section entitled "Release" shall be deleted and the following section shall be inserted in place thereof:

RELEASE

If there has been an Event of Termination or if there has been no Change-of-Control but you have been terminated without Cause, the obligation of Covance to make to you any or all of the payments specified under this Agreement (including, without limitation, the Termination Payments, the salary continuation payments described in Section (ii) of the section entitled SEVERANCE of this Letter Agreement or the payments specified under the paragraph headed "CHANGE OF CONTROL", as applicable) shall be subject to your execution and delivery to Covance of a release in form and substance reasonably satisfactory to Covance of all claims, demands, suits or actions, whether in law or at equity, you have or may have relating to or giving rise from such Event of Termination or non-Cause termination.

Except as expressly modified hereby, the Employment Letter shall remain in full force and effect. Please indicate your agreement with the terms and conditions of this Agreement by signing two copies of this Agreement and returning them to my attention.

Very truly yours,

/s/ Joseph Herring
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Joseph Herring
President and Chief Operating Officer


Accepted as of the date first above specified:


By: /s/ Wendel Barr
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